EXHIBIT 99.1

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-262	(310) 208-2550
E-mail: jpellizzon@ceradyne.com	E-mail: dmatsui@sha-ir.com

CERADYNE, INC. REPORTS

SECOND QUARTER AND SIX MONTH 2003 RESULTS

Sales, Net Income for Quarter, Six Months Hit Record Levels

Costa Mesa, Calif. (July 24, 2003)–Ceradyne, Inc. (Nasdaq NM: CRDN) today reported financial results for the second quarter and six months ended June 30, 2003, including record sales, continued improvement in gross margins, and record net income.

Sales for the second quarter rose 51.2% to a record of $22.1 million from $14.6 million in the second quarter of 2002. Net income for the second quarter 2003 increased to a record $2.2 million, or 25 cents per diluted share, from $507,000, or 6 cents per diluted share, in the second quarter of 2002.

Income from operations increased to 15.3% of net sales in the second quarter of 2003 from 5.2% of net sales in the second quarter of 2002 due to increases in armor sales, improved quality, increased operating efficiencies and improved absorption of fixed operating costs.

The provision for income taxes was 35% for both the second quarter of 2003 and 2002.

Sales for the six months ended June 30, 2003 reached a record $41.3 million, up 40.9% from $29.3 million in the comparable period last year. Net income for the first six months of 2003 increased to $3.7 million, or 42 cents per diluted share, from $1.1 million, or 12 cents per diluted share, for the six-month period in 2002.

New bookings for the second quarter of 2003 were $19.2 million, compared to $13.9 million in the year earlier quarter, with new bookings for the first six months of 2003 increasing to $48.3 million from last year’s $28.1 million.

Total backlog as of June 30, 2003 rose to $42.6 million (including $1.4 million of unexercised options) compared to total backlog at June 30, 2002 of $26.4 million (including $1.7 million of unexercised options).

Joel P. Moskowitz, Ceradyne president and chief executive officer, commented: “On July 7, 2003, Ceradyne successfully completed a follow-on offering of 1.5 million shares of its common stock at $17.50 per share. Net proceeds to the Company are estimated to be over $24.0 million. If the underwriters exercise their over-allotment option in full by July 30, 2003, the net proceeds to Ceradyne will total in excess of $27.0 million.

“These proceeds will be used first to repay approximately $2.0 million borrowed in June to purchase the 41,000 square-foot manufacturing facility in Irvine, California, which we had been leasing,” Moskowitz continued. “We also signed a letter of intent to purchase an approximately 114,900 square-foot building in Lexington, Kentucky, to house our electrical power intensive production processes, such as the manufacture of sintered reaction bonded silicon nitride (SRBSN) for components for diesel truck engines and industrial applications. We have also leased an additional 25,000 square feet of space in Scottdale, Georgia, for our PAC-3 and Arrow Missile ceramic radome manufacturing. We estimate that the total incremental cost of buildings, equipment, and facilitization for these three sites will be less than $9.0 million.”

“Our backlog at June 30, 2003 of $42.6 million, coupled with $7.1 million SAPI body armor order received in July 2003, gives us confidence that we will achieve a strong second half of 2003,” stated Moskowitz.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s prospectus dated July 1, 2003 as filed with the Securities and Exchange Commission.

Below is a summary of unaudited comparative results. Amounts in thousands except per share data.

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
NET SALES	$22,106	$14,620	$41,288	$29,298
Cost of product sales	15,812	11,619	30,077	23,409

GROSS PROFIT	6,294	3,001	11,211	5,889

Operating expenses:
Selling	574	543	1,080	990
General and administrative	1,869	1,142	3,505	2,280
Research and development	460	549	931	1,031

	2,903	2,234	5,516	4,301

INCOME FROM OPERATIONS	3,391	767	5,695	1,588
Other income (expense):
Other income	43	33	75	115
Interest (expense)	(18)	(20)	(28)	(32)

	25	13	47	83
INCOME BEFORE PROVISION FOR INCOME TAXES	3,416	780	5,742	1,671
Provision for income taxes	1,196	273	2,010	585

NET INCOME	$2,220	$507	$3,732	$1,086

Earnings per share, basic	$0.26	$0.06	$0.43	$0.13
Earnings per share, diluted	$0.25	$0.06	$0.42	$0.12

Avg. shares outstanding, basic	8,629	8,466	8,591	8,455
Avg. shares outstanding, diluted	8,924	8,849	8,887	8,823

Condensed Consolidated Balance Sheets (in thousands):

	June 30, 2003	December 31, 2002
Cash and Cash Equivalents	$644	$350
Other Current Assets	35,491	34,773
Net Property, Plant and Equipment	22,354	18,660
Other Assets	1,511	1,511

Total Assets	$60,000	$55,294

Current Liabilities	11,317	10,354
Long Term Debt	8	58
Deferred Tax Liability	897	1,794
Stockholders’ Equity	47,778	43,088

Total Liabilities and Stockholders’ Equity	$60,000	$55,294

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